Exhibit 99.1

CHENIERE ENERGY INC. NEWS RELEASE

CONTACT: David Castaneda

Investor Relations

TOLL-FREE 888-948-2036

E-mail: Info@Cheniere.com

Cheniere Energy, Inc. Reports 1st Quarter Results

Houston – May 14, 2004 – Cheniere Energy Inc. (AMEX: LNG) reported a net loss of $1,074,959, or $0.06 per share (basic and diluted), compared to net income of $3,121,309, or $0.23 per share (basic and diluted), during the corresponding period in 2003.

The major factors contributing to the net loss during the first quarter of 2004 were: (1) LNG receiving terminal development expenses of $3,875,776 (which were offset by a $1,481,472 minority interest in the operations of Corpus Christi LNG, L.P.), (2) non-cash compensation of $1,825,834 related to 2004 stock awards and (3) other general and administrative expenses of $1,635,570. These factors were offset by a $2,500,000 reimbursement from Cheniere’s limited partnership investment in Freeport LNG Development, L.P. (“Freeport LNG”) and the Company’s equity share of the net income in Freeport LNG of $2,155,175.

Net income was recorded in the first quarter of 2003 as a result of a $4,760,000 gain on the sale of 60% of the Freeport LNG assets coupled with a $423,454 gain on the sale of a 10% limited partnership interest in the Freeport LNG terminal. These gains were partially offset by Cheniere’s equity share of the loss in Freeport LNG of $1,200,000, and LNG receiving terminal development expenses and other general and administrative expenses totaling $914,172.

Cheniere’s working capital at March 31, 2004 was $13,301,242 compared to $155,526 at December 31, 2003. The increase is primarily attributable to the previously announced sale of Cheniere common stock through a private placement offering in January 2004 and exercises of warrants and stock options that resulted in aggregate net proceeds of $15,272,308. Cheniere also received a $2,500,000 payment from Freeport LNG, which was payable pursuant to the sale of the 60% interest in the Freeport LNG project.

Cheniere Energy, Inc. is a Houston-based developer of Liquefied Natural Gas Receiving Terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG Receiving Terminals in Sabine Pass, LA, and Corpus Christi, TX. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere also owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its Web site at www.cheniere.com, by contacting the company’s investor and media relations department toll-free at 888-948-2036 or by writing to: Info@Cheniere.com.

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company’s business are set forth in the company’s periodic reports that are filed with and available from the Securities and Exchange Commission.

Cheniere Energy, Inc.

Selected Financial Information

	(Unaudited)
	Three Months Ended March 31,
	2004	2003
Revenues	$332,345	$110,120

Operating Costs and Expenses
Production Taxes	7,378	—
Depreciation, Depletion and Amortization	205,425	58,692
General and Administrative Expenses
LNG Terminal Development	3,875,776	394,061
Non-Cash Compensation	1,825,834	—
Other	1,635,570	520,111

Total General and Administrative Expenses	7,337,180	914,172

Total Operating Costs and Expenses	7,549,983	972,864

Loss from Operations	(7,217,638)	(862,744)
Equity in Net Income (Loss) of Limited Partnership	2,155,175	(1,200,000)
Gain on Sale of LNG Assets	—	4,760,000
Gain on Sale of Limited Partnership Interest	—	423,454
Reimbursement from Limited Partnership Investment	2,500,000	—
Interest Income	6,032	599
Minority Interest	1,481,472	—

Net Income (Loss)	$(1,074,959)	$3,121,309

Net Income (Loss) Per Share - Basic and Diluted	$(0.06)	$0.23

Weighted Average Shares Outstanding - Basic	18,109,258	13,297,393

Weighted Average Shares Outstanding - Diluted	18,109,258	13,500,481

	(Unaudited)
	3/31/2004	12/31/2003
Current Assets	$16,606,003	$4,487,352
Oil and Gas Properties, net, full cost method	19,587,010	19,134,954
LNG Site Costs	504,967	310,500
Fixed Assets, net	942,350	578,281
Investment in Limited Partnership	2,155,175	—
Intangible LNG Assets	79,670	79,670

Total Assets	$39,875,175	$24,590,757

Current Liabilities	$3,304,761	$4,331,826
Deferred Revenue	1,000,000	1,000,000
Minority Interest	—	120,032
Stockholders’ Equity	35,570,414	19,138,899

Total Liabilities and Stockholders’ Equity	$39,875,175	$24,590,757